Exhibit 99.1

Cogo Reports Highest Ever Annual Revenue for 2010
• Expects Strong 2011 Growth and Operating Margin Expansion
• Industrials Lead the Way; Strong Order Visibility in All End-Markets

•	Full year revenue of $392.4 million grew 27.8% versus 2009
•	Management reiterates Q1 2011 guidance of $95-$100 million in revenue and estimated Non-GAAP EPS Diluted of approximately $0.19
•	The Company continues to target gross margins of 15% and operating margins of 10%

SHENZHEN, China, March 16, 2011—Cogo Group, Inc. (“Cogo”, or the “Company”) (NASDAQ: COGO), a leading gateway for global semiconductor companies to access the Industrial and Technology markets in China, today announced unaudited financial results for its fourth quarter and audited full year financial results for the year ended December 31, 2010. The Company reported record quarterly revenue of $113.5 million, up 28.9% year-over-year compared to $88.1 million reported in the fourth quarter of 2009.

Net income attributable to Cogo Group, Inc. for the fourth quarter of 2010 was $4.6 million, up 7.2% from $4.3 million reported in the same period last year, with Non-GAAP net income attributable to Cogo Group, Inc. up 27.0% over the same period last year. Earnings per share (“EPS”) Diluted attributable to Cogo Group., Inc. on a U.S. GAAP basis was $0.12, on a Non-GAAP basis was $0.24, up 27.0% from the fourth quarter of 2009.

For the full year 2010, the Company reported revenue of $392.4 million, a 27.8% increase compared to $307.1 million reported for 2009. Net income attributable to Cogo Group, Inc. for 2010 was $17.0 million, up 44.9% from $11.8 million in 2009, and EPS Diluted attributable to Cogo Group, Inc. on a U.S. GAAP basis was $0.45, up 42.9% from $0.32 reported for the prior year.

Jeffrey Kang, CEO and Chairman of Cogo, remarked, “We are following up a strong 2010 with a great start to 2011. As we indicated on March 1, 2011, our first quarter results are tracking better than expected. We expect 2011 to be another year of strong revenue growth and operating margin expansion. The closing of the MDC Tech acquisition in January 2011 also provides us with a strong foothold in two fast growing Industrial end-markets: Health Care and Smart Grid.”

“In 2010, we added 180 customers and increased our Average Revenue Per User (“ARPU”) for each customer by over 10%. We added key supplier partnerships with Intel and Xilinx and continued to be a leading gateway for global semiconductor players like Broadcom, Atmel and Freescale to access the fast growing and lucrative China Technology and Industrial markets. Our Small and Medium Enterprise (“SME”) strategy paid off, with SME ARPU growth of over 21% year-over-year in 2010.”

“Our Automotive business has increased significantly and our Tablet business has become noteworthy in just a few months. Industrial trends are providing continued tailwinds in Smart Meters/Smart Grid and High-Speed Railways. We have a strong capital structure, which we will continue to utilize in 2011 to fund working capital growth, acquisitions and strategically buyback stock.”

Key Financial Indicators
(all numbers in US dollar thousands, except share data)
	Q4 2010(1) (unaudited)		Q4 2009(1) (unaudited)	Percentage Change
Net Revenue	$113,537		$88,084	28.9%
Cost of Sales	$97,431		$75,274	29.4%
Gross Profit	$16,106		$12,810	25.7%
Operating Expenses	$11,322		$8,462	33.8%
Net Income attributable to Cogo Group, Inc.	$4,600	(2)	$4,299	7.0%
EPS Diluted attributable to Cogo Group, Inc.	$0.12		$0.11	5.1%
Non-GAAP EPS Diluted attributable to Cogo Group, Inc.	$0.24	(2)	$0.19	27.0%

(1)	The US dollar (“USD”) amounts are calculated based on the conversion rate of $1 to Chinese Yuan (“RMB”) 6.6000 as of December 31, 2010 and $1 to RMB 6.8259 as of December 31, 2009.
(2)
Included in the Q4 2010 net income attributable to Cogo Group, Inc. was an amount of $7.6 million of share-based compensation expense recognized in accordance with Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation and $2.9 million of acquisition related costs, such as amortization and impairment of intangible assets, related deferred taxation and impairment of goodwill. 2010 Non-GAAP net income attributable to Cogo Group, Inc. was $9.3 million.

Financial Results

Revenue for the fourth quarter was $113.5 million, an increase of 28.9% compared to $88.1 million reported for the same period in 2009. The revenue breakdown includes: $63.8 million, or 56.2% of total sales for digital media, representing a 24.4% increase year-over-year; $27.8 million, or 24.5% of total sales for telecommunications equipment, representing a 27.9% increase year-over-year; $20.3 million, or 17.8% of total sales for industrial business, representing a 46.3% increase year-over-year; and $1.6 million, or 1.5% of total sales for service revenue, representing a 36.9% increase year-over-year. Management believes the industrial business end-market is among the fastest growing markets in China. The Company is currently targeting opportunities in the electrical grid, smart meter, automotive, railway, cleantech and medical sectors.

Cost of sales, which includes the aggregate purchase of components from suppliers and the direct cost of services, was $97.4 million compared to $75.3 million in the fourth quarter of 2009, representing an increase of 29.4% year-over-year. Gross profit for the fourth quarter was $16.1 million, up 25.7% compared to $12.8 million during the fourth quarter of last year. Gross margin for fourth quarter was 14.2% compared to 14.5% reported for the fourth quarter of 2009.

Operating expenses, including selling, general and administrative, and research and development (R&D) expenses as well as provision for doubtful accounts, net gain on settlement relating to the acquisition of Long Rise before goodwill impairment and impairment loss of goodwill and intangible assets, totaled $11.3 million, up 33.8%, compared to $8.5 million reported for the fourth quarter of last year.

Net income attributable to Cogo Group, Inc. for the fourth quarter of 2010 was $4.6 million or EPS Diluted attributable to Cogo Group, Inc. of $0.12 on a U.S. GAAP basis, compared to net income attributable to Cogo Group, Inc. of $4.3 million, or EPS Diluted attributable to Cogo Group, Inc. of $0.11, in the fourth quarter of 2009. Non-GAAP net income attributable to Cogo Group, Inc. was $9.3 million or $0.24 Non-GAAP EPS Diluted attributable to Cogo Group, Inc. for the fourth quarter of 2010. The weighted average number of shares used in the calculation of diluted EPS was 38.7 million compared to 38.0 million in the fourth quarter of 2009.

For the full year 2010, the Company reported revenue of $392.4 million, up 27.8% from the year ended 2009. Cost of sales was $336.8 million, an increase of 28.1% compared to the $263.0 million reported last year. Gross profit was $55.6 million, an increase of 25.8% from $44.1 million in 2009. Gross margin was 14.2% of sales, compared to 14.4% last year.

Operating expenses, including selling, general and administrative expenses, research and development expenses as well as provision for doubtful accounts, net gain on settlement relating to the acquisition of Long Rise before goodwill impairment and impairment loss of goodwill and intangible assets totaled $37.4 million, as compared to $33.4 million for last year. Income from operations was $18.1 million, an increase of 69.2% from $10.7 million reported in the prior year.

The Company had an effective tax rate of 9.5% compared to 10.9% last year. Included in the income tax expense for the year ended December 31, 2010 was a deferred income tax benefit of $0.5 million, resulting from amortization of intangible assets of $3.3 million. The decrease in effective tax rate was contributed by significant non-taxable items including the net gain on settlement relating to the acquisition of Long Rise before goodwill impairment of $6.6 million, offset by the transitional tax rates under the PRC CIT law of 20% in 2009 to 22% in 2010, and the expiry of tax holiday for certain Shenzhen subsidiaries. There was income attributable to noncontrolling interest of $0.1 million during the year, compared to $0.4 million for 2009. Net income attributable to Cogo Group, Inc. for 2010 increased by 44.9% to $17.0 million or $0.45 per fully diluted share, compared to $11.8 million or $0.32 per fully diluted share for the same period last year.

Balance Sheet

The Company completed fiscal year 2010 with cash of $106.0 million, up $8.2 million versus 2009. Pledged bank deposits increased to $50.3 million at the end of 2010 from $17.0 million at the end of 2009, due to an increase in banking facilities to facilitate USD-denominated operations. Inventory increased from $21.4 million at the end of 2009 to $38.0 million as of December 31, 2010. Accounts receivable increased from $90.5 million at the end of 2009 to $103.3 million as of December 31, 2010, and accounts payable decreased from $11.9 million in 2009 to $9.6 million in 2010. Accounts receivable and inventory increased due to the Company’s revenue growth and the entrance into new end-markets. Bank borrowings at the end of 2010 amounted to $76.7 million as compared to $17.5 million of borrowings reported as of December 31, 2009.

In the fourth quarter of 2010, inventory days decreased from 47 days reported for the third quarter of 2010 to 36 days. Days sales outstanding increased slightly from 82 days reported for the third quarter to 84 days in the fourth quarter. Days payable outstanding in the fourth quarter decreased from 13 days to 9 days as compared with the third quarter.  Cogo’s cash conversion cycle improved from 116 days in the third quarter of 2010 to 111 days in the fourth quarter of 2010.

Total cash, including pledged bank deposits, fell slightly in the fourth quarter, from $157.1 million reported at the end of the third quarter to $156.3 million as at December 31, 2010, driven by $0.8 million in share buybacks, a small increase of working capital, offset by the appreciation of RMB. Total cash, including pledged bank deposits, was $156.3 million as of December 31, 2010, compared to $114.8 million reported as of December 31, 2009. Intangible assets decreased from $17.0 million at the end of 2009 to $12.7 million as of December 31, 2010, and goodwill decreased from $28.8 million at the end of 2009 to $26.6 million as of December 31, 2010. In 2010, the Company repurchased 1,023,454 shares of stock at an average price of $6.91. Cogo Group, Inc. equity was $256.4 million as of December 31, 2010, an increase of 13.4% from $226.1 million as of December 31, 2009. As of December 31, 2010, the Company had $79.7 million in net cash, or approximately $2.09 per share of net cash.

Business Outlook

As announced on February 1, 2011, management’s guidance for the first quarter of 2011 is $95-$100 million in revenue and estimated Non-GAAP EPS Diluted of $0.19. As noted in the March 1, 2011 press release, the Company’s first quarter of 2011 results are progressing better than initially expected. The Company continues to target longer term gross margins of 15% and operating margins of 10%.

Currency Exchange Rates Impacts on Annual Results

The annual revenue for the full year 2010 was $392.4 million. Total revenue cumulated by adding the results of the four quarters together would have been $385.7 million*. Cumulated Non-GAAP EPS Diluted based on the addition of the results of the four quarters would have been $0.81. Because RMB has appreciated against USD during 2010, the full year revenue was $6.7 million higher than the cumulated revenue.

* The USD amounts are calculated based on the conversion rates of $1 to RMB 6.8258 as of March 31, 2010 for the first quarter, $1 to RMB 6.7815 as of June 30, 2010 for the second quarter, $1 to RMB 6.6905 as of September 30, 2010 for the third quarter and $1 to RMB 6.6000 as of December 31, 2010 for the fourth quarter and the consolidated 2010 full year.

About Cogo Group, Inc.:
Cogo Group, Inc. (Nasdaq: COGO) is one of the leading gateways for global semiconductor companies to access the rapidly growing Industrial and Technology sectors in China. Through its unique business-to-business services platform, Cogo designs customized embedded solutions using technology from suppliers including Intel, Broadcom, Xilinx, SanDisk, Freescale, Atmel and others for a customer base of over 1,600 Chinese OEMs/ODMs. Cogo’s customer list includes approximately 100 blue-chip companies, including ZTE, BYD and NARI, as well as over 1,400 Small and Medium Enterprises (SMEs). The Company serves a broad list of rapidly growing end-markets in China, including 3G Smartphones, Tablets, Automotives, High-Speed Railway, Smart Meter/Smart Grid, Healthcare and High Definition Television “HDTV”. Cogo’s fastest growing end-market is Industrial business, which constituted close to 18% of total company sales at the end of 2010. Cogo has approximately 560 employees, with about 280 focused on engineering and 100 in direct sales.

For further information:
Investor Relations
www.cogo.com.cn/investorinfo.html
communications@cogo.com.cn
H.K.:     +852 2730 1518
U.S.:      +1 (646) 291 8998
Fax:       +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our businesses such as businesses with Broadcom, Atmel and Freescale or growth strategy such as growth in digital media, telecommunications and industrial applications businesses, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Cogo's consolidated financial results presented in accordance with GAAP, Cogo uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income attributable to Cogo Group, Inc. which is net income attributable to Cogo Group, Inc. excluding share-based compensation expenses and acquisition related costs, such as amortization and impairment of intangible assets, related deferred taxation and impairment of goodwill and 2) Non-GAAP basic and diluted earnings per share attributable to Cogo Group, Inc., which is basic and diluted earnings per share excluding share-based compensation expenses and acquisition related costs, such as amortization and impairment of intangible assets, related deferred taxation and impairment of goodwill. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Unaudited Reconciliations of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Cogo believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based compensation expense and acquisition related costs, such as amortization and impairment of intangible assets, related deferred taxation and impairment of goodwill that may not be indicative of its operating performance from a cash perspective. Cogo believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management's internal comparisons to Cogo's historical performance and liquidity. Cogo computes its Non-GAAP financial measures using the same consistent method from quarter to quarter.

Cogo believes these Non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income attributable to Cogo Group, Inc., Non-GAAP basic and diluted earnings per share attributable to Cogo Group, Inc., Non-GAAP income from operation and Non-GAAP operating margin is that these Non-GAAP measures exclude share-based compensation expense and acquisition related costs, such as amortization and impairment of intangible assets, related deferred taxation and impairment of goodwill that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Tables Attached

COGO GROUP, INC.

AUDITED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2010 AND 2009
(in thousands, except share data)

	December 31,
	2010	2010	2009
	USD	RMB	RMB
ASSETS
Current assets:
Cash	106,007	699,650	667,320
Pledged bank deposits	50,311	332,050	116,040
Accounts receivable, net	103,320	681,911	617,613
Bills receivable	4,697	31,001	17,592
Inventories	37,966	250,573	146,132
Income taxes receivable	375	2,478	1,263
Prepaid expenses and other receivables	7,475	49,338	28,083
Total current assets	310,151	2,047,001	1,594,043

Property and equipment, net	2,214	14,613	14,406
Intangible assets, net	12,651	83,499	115,804
Goodwill	26,581	175,436	196,858
Other assets	222	1,468	416
TOTAL ASSETS	351,819	2,322,017	1,921,527

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	9,587	63,283	81,140
Bank borrowings	76,650	505,888	119,402
Income taxes payable	2,447	16,153	11,847
Accrued expenses and other liabilities	2,361	15,581	138,008
Total current liabilities	91,045	600,905	350,397
Deferred tax liabilities	2,086	13,777	19,108
Total liabilities	93,131	614,682	369,505
Equity:
Common stock
Par value: USD0.01
Authorized: 200,000,000 shares
Issued: 41,181,529 shares in 2010 and 40,079,336 shares in 2009 in
Outstanding: 35,848,764 shares in 2010
35,770,025 shares in 2009	505	3,332	3,258
Additional paid in capital	199,365	1,315,806	1,221,538
Retained earnings	108,612	716,839	604,464
Accumulated other comprehensive loss	(17,800)	(117,479)	(107,384)

	290,682	1,918,498	1,721,876
Less cost of common stock in treasury, 5,332,765 shares in 2010 and 4,309,311 shares in 2009	(34,317)	(226,495)	(178,309)
Total Cogo Group, Inc. equity	256,365	1,692,003	1,543,567
Noncontrolling interest	2,323	15,332	8,455
Total equity	258,688	1,707,335	1,552,022

TOTAL LIABILITIES AND EQUITY	351,819	2,322,017	1,921,527

COGO GROUP, INC.

AUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
(in thousands, except share data)

	Year ended December 31,
	2010	2010	2009	2008
	USD	RMB	RMB	RMB
Net revenue
Product sales	387,120	2,554,991	2,066,815	1,931,845
Services revenue	5,231	34,527	29,401	27,695

	392,351	2,589,518	2,096,216	1,959,540
Cost of sales
Cost of goods sold	(332,561)	(2,194,901)	(1,771,166)	(1,624,101)
Cost of services	(4,238)	(27,971)	(23,716)	(18,664)
	(336,799)	(2,222,872)	(1,794,882)	(1,642,765)

Gross profit	55,552	366,646	301,334	316,775
Selling, general and administrative expenses	(29,069)	(191,855)	(124,842)	(152,898)
Research and development expenses	(11,801)	(77,888)	(67,504)	(50,947)
Provision for doubtful accounts	—	(2)	(35,992)	(6,847)
Net gain on settlement relating to the acquisition of Long Rise before goodwill impairment	6,617	43,676	—	—
Impairment loss of goodwill and intangible assets	(3,246)	(21,422)	—	(33,759)
Other operating income, net	70	463	116	214
Income from operations	18,123	119,618	73,112	72,538
Interest expense	(1,425)	(9,407)	(1,963)	(1,056)
Interest income	2,226	14,693	14,490	27,895
Earnings before income taxes and extraordinary item	18,924	124,904	85,639	99,377
Income tax expense	(1,795)	(11,849)	(9,207)	(2,215)
Income before extraordinary item	17,129	113,055	76,432	97,162
Extraordinary item, net of nil tax	—	—	6,737	—
Net income	17,129	113,055	83,169	97,162
Less net income attributable to noncontrolling interest.	(103)	(680)	(2,945)	(1,255)
Net income attributable to Cogo Group, Inc.	17,026	112,375	80,224	95,907

Earnings per share attributable to Cogo Group, Inc.
Income before extraordinary item	0.46	3.01	2.01	2.49
Extraordinary item	—	—	0.19	-
- Basic	0.46	3.01	2.20	2.49
Income before extraordinary item	0.45	2.94	1.95	2.42
Extraordinary item	—	—	0.18	-
- Diluted	0.45	2.94	2.13	2.42
Weighted average number of common shares outstanding
- Basic		37,275,427	36,541,037	38,488,861
- Diluted		38,188,814	37,673,351	39,585,921
Amounts attributable to Cogo Group, Inc.
Income before extraordinary item	17,026	112,375	73,487	95,907
Extraordinary item	—	—	6,737	-
Net income attributable to Cogo Group, Inc.	17,026	112,375	80,224	95,907

Comprehensive income:
Net income	17,129	113,055	83,169	97,162
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(1,589)	(10,486)	260	(44,570)
Comprehensive income	15,540	102,569	83,429	52,592
Less: comprehensive income, net of tax attributable to noncontrolling interest	(44)	(289)	(2,944)	(1,256)
Comprehensive income attributable to Cogo Group, Inc.	15,496	102,280	80,485	51,336

COGO GROUP, INC.

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

FOR THE QUARTERS ENDED DECEMBER 31, 2010 AND 2009
(in millions, except share data)

	For the quarter ended Dec 31, 2010	For the quarter ended Dec 31, 2009
Net income	USD	USD
GAAP net income attributable to Cogo Group, Inc.	4.6	4.3
Share-based compensation expense	7.6	2.2
Amortization of intangible assets and related deferred taxation	0.4	0.7
Net gain on settlement relating to the acquisition of Long Rise before goodwill impairment	(6.6)	-
Impairment loss of goodwill	3.3	-
Non-GAAP net income attributable to Cogo Group, Inc.	9.3	7.2

Earnings per share	$	$
GAAP net income attributable to Cogo Group, Inc. per common share-Diluted	0.12	0.11
Share-based compensation expense per common share – Diluted	0.20	0.06
Amortization of intangible assets and related deferred taxation per common share – Diluted	0.01	0.02
Net gain on settlement relating to the acquisition of Long Rise before goodwill impairment per common share – Diluted	(0.17)	-
Impairment loss of goodwill per common share – Diluted	0.08	-

Non-GAAP net income attributable to Cogo Group, Inc. per common share-Diluted	0.24	0.19

COGO GROUP, INC.

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

FOR THE QUARTERS ENDED MARCH 31, JUNE 30, SEPTEMBER 30 AND DECEMBER 31, 2010
(in thousands, except share data)

	Quarters Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Total
	USD	USD	USD	USD	USD
Revenue	80,987	90,980	100,200	113,537	385,704

Net Income
GAAP net income attributable to Cogo Group, Inc.	3,481	4,005	4,648	4,600	16,734
Share-based compensation expense	2,352	2,600	2,634	7,518	15,104
Amortization of intangible assets and related deferred taxation	667	672	680	426	2,445
Net gain on settlement relating to the acquisition of Long Rise before goodwill impairment	-	-	-	(6,617)	(6,617)
Impairment loss of goodwill	-	-	-	3,246	3,246
Non-GAAP net income attributable to Cogo Group, Inc.	6,500	7,277	7,962	9,173	30,912

Earnings per share
GAAP net income attributable to Cogo Group, Inc. per common share- Diluted	0.09	0.11	0.12	0.12	0.44
Non-GAAP net income attributable to Cogo Group, Inc. per common share- Diluted	0.17	0.19	0.21	0.24	0.81

Weighted average number of common shares outstanding	#	#	#	#
- Basic	37,144,442	37,133,304	37,244,589	37,623,962
- Diluted	38,168,035	38,045,705	37,853,878	38,697,921